Exhibit 10.10

MISTER CAR WASH, INC.

2021 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

Mister Car Wash, Inc. (the “Company”), pursuant to its 2021 Incentive Award Plan (as amended from time to time, the “Plan”), hereby grants to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (the “Grant Notice”). The Option is subject to the terms and conditions of the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in this Grant Notice and the Agreement.

Participant:

Grant Date:

Exercise Price per Share:

Shares Subject to the Option:

Final Expiration Date:

Vesting Commencement Date:

Vesting Schedule:	[To be specified in individual agreements]

Type of Option	☐ Incentive Stock Option ☐ Non-Qualified Stock Option

By Participant’s signature below or electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Option.

MISTER CAR WASH, INC.	PARTICIPANT

By: __________________________________	By: ___________________________________
Print Name:	Print Name:
Title:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option under the Plan to purchase the number of Shares set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.2 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,

(a) “Cause” shall mean a Participating Company having “Cause” to terminate the Participant’s employment as defined in any employment agreement between the Participant and a Participating Company or in the Executive Severance Plan if the Participant participates in such plan; provided that, in the absence of an agreement containing such a definition, a Participating Company shall have “Cause” to terminate the Participant’s employment upon: (i) commission of, conviction of, or entry of a plea by the Participant of nolo contendere to a felony that is materially detrimental to a Participating Company, its reputation, or its respective stockholders; (ii) malfeasance, willful or gross misconduct, or willful dishonesty of the Participant that materially and adversely affects the business or affairs of a Participating Company, its reputation, or its respective stockholders; (iii) conviction of or entry of a plea by the Participant of nolo contendere to a crime involving fraud; (iv) material violation by the Participant of the ethics/policy code of a Participating Company, including breach of duty of loyalty to a Participating Company; (v) willful failure by the Participant to perform his duties and responsibilities hereunder or under any employment agreement between the Participant and a Participating Company; (vi) inappropriate use or disclosure by the Participant of any proprietary information of a Participating Company in violation of any employment agreement, stockholders agreement or any other written agreement between the Participant and a Participating Company that adversely affects the business or the affairs of a Participating Company in a material way; or (vii) material breach by the Participant not caused by a Participating Company of any terms and conditions of any employment agreement, stockholders agreement or any other written agreement between the Participant and a Participating Company.

(b) “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).

(c) “CIC Qualifying Termination” shall mean Termination of Service of Participant by any Participating Company without Cause [or by Participant for Good Reason]1 during the twenty-four (24) month period immediately following a Change in Control.

(d) “Executive Severance Plan” shall mean the Mister Car Wash, Inc. Executive Severance Plan, as amended from time to time.

[1]	Note to Draft: Include for participants receiving Good Reason protection.

(e) [“Good Reason” shall mean a Participant having “Good Reason” to terminate the Participant’s employment as defined in any employment agreement between the Participant and a Participating Company or in the Executive Severance Plan if the Participant participates in such plan; provided that, in the absence of an agreement containing such a definition, a Participant shall have “Good Reason” to terminate the Participant’s employment upon any of the following circumstances: (i) a material diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) a material reduction in the Participant’s base salary, as the same may be increased from time to time (other than in connection with across-the-board base salary reductions of all or substantially all similarly situated employees of the Company); (iii) a material change in the geographic location of the Participant’s principal location as of the date hereof, which shall, in any event, include only a relocation of more than fifty (50) miles from such principal location. Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (x) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (y) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (z) the effective date of the Participant’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.]2

(f) “Participating Company” shall mean the Company or any of its Subsidiaries.

(g) Participant shall be “Retirement Eligible” at any time when he or she (i) is age sixty (60) or older; and (ii) has been actively employed in continuous employment with or service to any Participating Company for at least five (5) years.

(h) “Retirement Notice Date” shall mean the date of the Company’s receipt of a written notice of Termination of Service by Participant [without Good Reason] at a time when Participant is Retirement Eligible.

(i) “Retirement Notice Period” shall mean the six (6)-month period immediately following the Retirement Notice Date.

(j) “Retirement Qualifying Termination” shall mean a Termination of Service by Participant [without Good Reason] following the Retirement Notice Period, provided that Participant remains in active employment with or service to a Participating Company in good standing (as determined by the Administrator) as of immediately prior to such Termination of Service.

ARTICLE II.

GRANT OF OPTION

Section 2.1 Grant of Option. In consideration of Participant’s past and/or continued employment with or service to a Participating Company and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to the Participant the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan.

[2]	Note to Draft: Include for participants receiving Good Reason protection.

Section 2.2 Exercise Price. The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.

Section 2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to any Participating Company.

ARTICLE III.

PERIOD OF EXERCISABILITY

Section 3.1 Commencement of Exercisability.

(a) Subject to Participant’s continued employment with or service to a Participating Company on each applicable vesting date and subject to Sections 3.1(b), 3.2, 3.3, 6.9 and 6.14 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) Notwithstanding the Grant Notice or the provisions of Section 3.1(a) and (c), (i) in the event of a CIC Qualifying Termination, the Option shall become vested and exercisable in full on the date of such CIC Qualifying Termination, (ii) upon the occurrence of the Cessation Date by reason of Participant’s Termination of Service due to death or Disability, the Option shall become vested and exercisable in full upon such Cessation Date, or (iii) in the event of a Retirement Qualifying Termination, the Option that would have become vested and exercisable within 12 months following the Retirement Notice Date shall become vested and exercisable upon the date of such Retirement Qualifying Termination.

(c) Subject to Section 3.1(b) and unless otherwise determined by the Administrator or as set forth in a written agreement between Participant and the Company, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date (including, without limitation, pursuant to any employment or similar agreement by and between Participant and the Company) shall be forfeited on the Cessation Date and shall not thereafter become vested or exercisable.

Section 3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.

Section 3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration date set forth in the Grant Notice; provided that such expiration date shall not be later than the tenth (10th) anniversary of the Grant Date;

(b) Except as the Administrator may otherwise approve, the ninetieth (90th) day following the Cessation Date by reason of Participant’s Termination of Service for any reason other than due to death, Disability, a Retirement Qualifying Termination or by a Participating Company for Cause;

(c) Except as the Administrator may otherwise approve, immediately upon the Cessation Date by reason of Participant’s Termination of Service by a Participating Company for Cause; and

(d) The expiration of twenty-four (24) months from the Cessation Date by reason of Participant’s Termination of Employment due to death or Disability or due to Participant’s Retirement Qualifying Termination.

Section 3.4 Tax Withholding. Notwithstanding any other provision of this Agreement:

(a) The Participating Companies have the authority to deduct or withhold, or require Participant to remit to the applicable Participating Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Participating Companies may withhold or Participant may make such payment in one or more of the forms specified below:

(i) by cash or check made payable to the Participating Company with respect to which the withholding obligation arises;

(ii) by the deduction of such amount from other compensation payable to Participant;

(iii) with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by requesting that the Participating Companies withhold a net number of vested Shares otherwise issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Participating Companies based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iv) with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Participating Companies based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(v) with respect to any withholding taxes arising in connection with the exercise of the Option, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Participating Company with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Participating Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi) in any combination of the foregoing.

(b) With respect to any withholding taxes arising in connection with the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 3.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.4(a)(ii) or Section 3.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.

(c) In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 3.4(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable upon the exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Participating Company with respect to which the withholding obligation arises. Participant’s acceptance of this Option constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.4(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 3.4(c) if such delay will result in a violation of Section 409A.

(d) Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action any Participating Company takes with respect to any tax withholding obligations that arise in connection with the Option. No Participating Company makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Participating Companies do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

Section 3.5 Change in Control.

(a) In the event of a Change in Control, unless the Administrator elects to (i) terminate the Option in exchange for cash, rights or property, or (ii) cause the Option to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 12.2 of the Plan, (A) such Option (other than any portion subject to performance-based vesting, if any) shall continue in effect or be assumed or an equivalent Award (which may include, without limitation, an Award settled in cash) substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Option subject to performance-based vesting, if any, shall vest at either (as the Administrator may determine) (i) the target level of performance, pro-rated based on the period elapsed between the beginning of the applicable Performance Period and the date of the Change in Control, or (ii) the actual performance level as of the date of the Change in Control (as determined by the Administrator) with respect to all open Performance Periods.

(b) In the event that the successor corporation in a Change in Control refuses to assume or substitute for the Option (other than any portion subject to performance-based vesting, if any), the Administrator may cause (i) any or all of such Option (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) of the Plan or (ii) any or all of such Option (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Option to lapse. If any such Option is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Participant that such Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Option shall terminate upon the expiration of such period.

(c) For the purposes of this Agreement, the Option shall be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

ARTICLE IV.

EXERCISE OF OPTION

Section 4.1 Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any Person empowered to do so under the deceased Participant’s will or under the then Applicable Laws of descent and distribution.

Section 4.2 Partial Exercise. Subject to Section 6.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.

Section 4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other Person designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof.

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 4.4 that is acceptable to the Administrator;

(c) The payment of any applicable withholding tax in accordance with Section 3.4;

(d) Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any Person or Persons other than Participant, appropriate proof of the right of such Person or Persons to exercise the Option.

Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

Section 4.4 Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) Cash or check;

(b) With the consent of the Administrator, surrender of vested Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof;

(c) Through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(d) Any other form of legal consideration acceptable to the Administrator.

Section 4.5 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 4.4, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 3.4 by the Participating Company with respect to which the applicable withholding obligation arises.

Section 4.6 Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 12.2 of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE V.

RESTRICTIVE COVENANTS

Section 5.1 Restrictive Covenants. In consideration of the benefits being provided to Participant pursuant to this Agreement, Participant agrees to be bound by the restrictive covenants contained in this Article V.

(a) Proprietary Information. Participant agrees that Participant shall not use for Participant’s own purpose or for the benefit of any person or entity (including, without limitation, a Competing Business (as defined below)) other than a Participating Company or its respective shareholders or affiliates, nor shall Participant otherwise disclose to any individual or entity at any time while Participant is employed by a Participating Company or thereafter any Proprietary Information (as defined below) of the Company unless such disclosure (i) has been authorized by the Board; (ii) is reasonably required within the course and scope of Participant’s employment with the Company; or (iii) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. “Proprietary Information” shall mean (A) the name or address of any customer, supplier or parent or subsidiary entity of a Participating Company or any information concerning the transactions or relations of any customer, supplier or parent or subsidiary entity of a Participating Company or any of its shareholders; (B) any information concerning any product, service, technology or procedure offered or used by a Participating Company, or under development by or being considered for use by a Participating Company; (C) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of a Participating Company; (D) any inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to a Participating Company’s business developed by Participant alone or in conjunction with others; and (E) any other information which the Board has determined by resolution and communicated to Participant in writing to be proprietary information for purposes hereof; provided, however, that “Proprietary Information” shall not include any information that is or becomes generally known to the public other than through actions of Participant in violation of the restrictive covenants set forth in this Section 3.1 or any Similar Covenants (as defined below).

(b) Non-Competition. Participant acknowledges that in the course of Participant’s employment with a Participating Company Participant will become familiar with Proprietary Information and that Participant’s services will be of special, unique and extraordinary value to the Participating Company. Therefore, Participant agrees that, for the period of Participant’s service with the Participating Companies and the eighteen (18) month period following Participant’s Termination of Service (the “Restricted Period”), Participant shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any business of the Company within the United States, Canada and any other geographical area in which the Company then engages in business or engaged in business at any time during Participant’s employment with the Company (such business, “Competing Business”). Nothing herein shall prohibit Participant from being a passive owner of not more than two percent (2%) of the outstanding equity of any entity which is publicly traded or a mutual investment fund so long as Participant has no direct or indirect active participation in the business of such entity.

(c) Non-Solicitation. During the Restricted Period, Participant shall not directly or indirectly (i) induce or attempt to induce any employee of a Participating Company to terminate such employment, or in any way interfere with the employee relationship between a Participating Company and any such employee; (ii) hire any person who is, or, at any time during the twelve (12)-month period immediately prior to the date of Participant’s Termination of Service, was, an employee of a Participating Company; or (iii) induce or attempt to induce any person having a business relationship with a Participating Company to cease doing business with the Participating Company or interfere materially with the relationship between any such person and the Participating Company.

(d) Non-Disparagement. Participant agrees not to disparage any Participating Company, any of its products or practices, any of its directors, officers, agents, representatives, employees or affiliates, either orally or in writing, at any time; provided that Participant shall not be required to make any untruthful statement or to violate any law.

(e) Surrender of Records. Participant agrees that, upon Participant’s Termination of Service and at any other time requested by the Administrator, Participant shall not retain and shall promptly surrender to the Company or, with the Company’s prior consent, delete or destroy all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Participant’s possession or under Participant’s control or accessible to Participant which contain any Proprietary Information.

Section 5.2 Enforcement. The parties hereto agree that the time, duration and area for which the covenants set forth in this Article V are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Article V will be deemed to be a series of separate covenants, one for each and every county, parish and similar subdivision of each and every state of the United States of America (and each and every subdivision of each other geographical area in which a Participating Company then engages in business or engaged in business at any time during Participant’s employment with a Participating Company). Participant agrees that damages are an inadequate remedy for any breach of the covenants in this Article V and that the Company will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Article V. Participant acknowledges and agrees that this Article V (a) is ancillary to a valid employment relationship with the Company or any other Participating Company, (b) is reasonably necessary to protect a Participating Company’s legitimate business interest (including, without limitation, the Participating Company’s customer relationships and Proprietary Information), and (c) does not unreasonably restrict Participant’s right to work in his or her chosen profession. Notwithstanding anything to the contrary, nothing herein is intended to or will prohibit Participant from filing a charge with, reporting possible violations of law or regulation to, participating in any investigation by, cooperating with, or communicating directly with, or providing information in confidence to, any governmental entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. For the avoidance of doubt, Participant shall remain obligated to comply with any similar confidentiality, return of property, non-competition, non-solicitation, non-disparagement, or intellectual property covenant that runs in favor of the Company and by which Participant is bound, the terms of which are incorporated herein by reference (collectively, “Similar Covenants”), in addition to the covenants set forth in this Article V, and nothing herein shall supersede or amend any Similar Covenants.

ARTICLE VI.

OTHER PROVISIONS

Section 6.1 Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

Section 6.2 Whole Shares. The Option may only be exercised for whole Shares.

Section 6.3 Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, if the Option is a Non-Qualified Stock Option, it may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.

Section 6.4 Adjustments. The Administrator may accelerate the vesting of all or a portion of the Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

Section 6.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last email or physical address reflected on the Company’s records. By a notice given pursuant to this Section 6.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (to Participant only) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 6.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 6.7 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 6.8 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

Section 6.9 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material respect without the prior written consent of Participant.

Section 6.10 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 6.3 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Section 6.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 6.12 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Participating Company or shall interfere with or restrict in any way the rights of any Participating Company, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent (i) expressly provided otherwise in a written agreement between a Participating Company and Participant or (ii) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.

Section 6.13 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

Section 6.14 Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Option either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

Section 6.15 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

Section 6.16 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

Section 6.17 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 6.18 Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 3.4(a)(v) or Section 3.4(c) or the payment of the Exercise Price as provided in Section 4.4(c): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation or exercise of the Option, as applicable, occurs or arises, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation or Exercise Price, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation or Exercise Price; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Participating Company with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the applicable Participating Company’s withholding obligation.

Section 6.19 Incentive Stock Options. Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.

Section 6.20 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

Section 6.21. Clawback. In the event Participant engages in fraud, intentional misconduct and/or actions leading to material reputational harm to the Company, the Administrator may, in its sole discretion, require the Participant to forfeit, disgorge, return to the Company or adjust any vested Options and/or the Shares issuable hereunder, including any amounts or profits realized by Participant in connection with such Options or the sale of Shares issuable hereunder. Notwithstanding anything to the contrary, neither this Section 6.21 nor Section 10.5 of the Plan are intended to limit any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company from time to time, including to the extent required in order to comply with Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

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